UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 5, 2013

SYNAGEVA BIOPHARMA CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23155	56-1808663
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

128 Spring Street, Suite 520, Lexington, Massachusetts 02421

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 357-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 5, 2013, Synageva BioPharma Corp. (“Synageva”) entered into a sublicense agreement with Shire Human Genetic Therapies, Inc. and affiliates (“Shire”) whereby Synageva receives exclusive, worldwide rights to multiple patents and patent applications owned by Cincinnati Children’s Hospital Research Foundation, an operating division of Children’s Hospital Medical Center, and its affiliates and licensed to Shire. The licensed patents and patent applications cover the use of lysosomal acid lipase including for the treatment of LAL Deficiency and atherosclerosis. Synageva’s sebelipase alfa is a recombinant human form of lysosomal acid lipase. These additional patents and patent applications complement Synageva’s existing and planned patent portfolio covering its LAL Deficiency program including patents and patent applications for composition of matter, methods of use, and manufacturing. In exchange for the rights acquired from Shire, Synageva will pay an upfront payment of $2.5 million, be obligated to make two sales-based milestones (each a low single-digit million dollar payment), and be obligated to make low, single-digit tiered royalty payments on sales of sebelipase alfa in the U.S. and certain countries in Europe. The obligation to make tiered royalty payments is expected to expire in 2021.

Item 8.01	Other Events.

Simultaneously with the execution of the sublicense agreement, Synageva, Shire and Cincinnati Children’s Hospital Research Foundation, an operating division of Children’s Hospital Medical Center, and their respective affiliates entered into a settlement agreement under which the parties settled the outstanding revocation actions in the United Kingdom and France and the outstanding opposition in the European Patent Office.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAGEVA BIOPHARMA CORP.

By:	/s/ Sanj K. Patel
Sanj K. Patel
President and Chief Executive Officer

Date: April 8, 2013